UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2009

Commission File Number 333-68008

EFOODSAFETY.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	62-1772151
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1971 Old Cuthbert Road

Cherry Hill, New Jersey 08034

(Address of principal executive offices) (Zip Code)

 Registrant's telephone number, including area code (856) 354-0707

7702 East Doubletree Ranch Road

Suite 300

Scottsdale, Arizona 85258

(Former name or former address, if changed since last report.)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR

230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR

240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 12, 2009, eFoodsafety.com (“eFood”) and Freedom2 Holdings, Inc. (“Freedom2”) entered into a Share Exchange agreement (“Agreement”) pursuant to which eFood has agreed to acquire 100% of the issued and outstanding securities of Freedom2 from Freedom2 shareholders in exchange for the issuance of 48,205,000 shares of eFood common stock, par value $.0001 per share.

eFood is a publicly held corporation organized under the laws of the State of Nevada and a holding company operating through wholly owned subsidiaries.  eFood and it’s subsidiaries are dedicated to improving health conditions around the world through its innovative technologies.

Freedom2 is a privately held corporation organized under the laws of the State of Delaware and a holding company operating through wholly owned subsidiaries.  Freedom2 and subsidiaries are the first company to engineer and patent a permanent, but more easily removable ink for tattoos and permanent cosmetics.

The parties intend for the share exchange to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

The closing ("Closing") of the transactions contemplated by the Agreement shall be on a date, at such place and at such time as the parties may agree ("Closing Date"), but not later than February 28, 2009, subject to the right of eFood or Freedom2 to extend such Closing Date by up to an additional sixty days.

On the Closing date, eFood’s board of directors will increase the size of its board of directors to five (5) members, after which all members other than Richard Goldfarb and Robert Bowker shall resign as directors.  The remaining members of the eFood board of directors shall thereafter appoint Martin Schmieg, Blair Barnes, and Robert Creeden to the eFood board of directors; Mr. Schmieg shall be appointed Chairman of the Board.

On the Closing date, Patricia Gruden and Timothy Matula shall submit their resignations as President and Chief Executive Officer and Secretary, respectively. The newly comprised board of directors shall appoint Martin Schmieg as President and Chief Executive Officer and Blair Barnes as Chief Financial Officer and such other officers as they deem necessary or appropriate.

SIGNATURES

      Pursuant to the  requirements of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

Date: January 15, 2009

 EFOODSAFETY.COM, INC.

              (Registrant)

/s/ Patricia Gruden

Patricia Gruden

Chief Executive Officer